EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

March 9, 2007

General Counsel Tim Hansen Planning to Leave USEC

BETHESDA, Md. – USEC Inc. (NYSE: USU) today announced that Timothy Hansen, senior vice president, general counsel and secretary is planning to leave the Company this summer.

Hansen has worked for USEC since 1994 and held a series of positions with progressively higher responsibility. He left the Company briefly in late 2004 and returned in early 2005. Hansen said he will be making a career change, and both he and his wife will be pursuing advanced degrees in education.

“I have thoroughly enjoyed many challenges and opportunities in my 13 years at USEC and developed a deep respect for the commitment and dedication of the Company’s employees. This was not an easy decision, but my family and I are ready to pursue a path for personal growth that we wanted to begin in 2004. There’s no perfect time to make a career change, but we’ve decided our time to begin is now,” Hansen said.

Chairman James R. Mellor said the Company was sorry to lose a senior officer with the knowledge, skills and temperament that Hansen has demonstrated throughout his tenure at USEC. “I asked Tim to return to USEC in 2005 during the period when I was the interim chief executive officer. I told him that I needed his counsel, and he set aside his career change plans at that time. We wish Tim and his family well as they embark on a new path. I think Tim will do a great job at anything he does and working with young people is certainly a noble goal to pursue.”

President and Chief Executive Officer John K. Welch said, “Tim has been an integral member of senior management and a strong leader within the Company. He was invaluable to me when I joined USEC. We’ve benefited from his experience at USEC from its early days, as well as his insight on the issues facing the nuclear industry today.

“We especially appreciate the advance notice that Tim has provided, which will allow time for a smooth transition to new leadership of our legal function,” Welch added.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399